UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO.     )

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ALLERGAN PLC

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NEWS RELEASE

Leading Proxy Advisory Firms ISS and Glass Lewis Support ALL of

Allergan Board’s Voting Recommendations

- ISS and Glass Lewis Recommend AGAINST Appaloosa’s Proposal to Immediately Separate Chair and CEO Roles -

DUBLIN, IRELAND – April 15, 2019 – Allergan plc (NYSE: AGN) today announced that both leading independent proxy advisory firms, Institutional Shareholder Services Inc. (“ISS”) and Glass Lewis & Co. (“Glass Lewis”), have recommended that the Company’s shareholders vote FOR all of the Company’s proposals and AGAINST the dissident shareholder proposal (“Proposal No. 6”) calling for the immediate separation of Chair and CEO roles at the Company’s 2019 Annual Meeting of Stockholders, to be held on May 1, 2019.

Commenting on the ISS and Glass Lewis reports, Allergan’s Board of Directors said: “We are pleased with the support we have received from both leading independent proxy advisory firms recommending FOR all of the Company’s proposals and AGAINST a proposal calling for the immediate separation of Chairman and CEO roles. Their recommendations affirm our position that our plan to adopt separate Chair and CEO positions with the next leadership transition is the best approach for Allergan shareholders. The Board and management team are fully focused on improving the company’s operational and financial performance and creating value for shareholders.”

In supporting the Allergan Board’s recommendations, ISS’ report stated:

“In this case, the board has already been responsive to the request of the prior year’s proposal by adopting an independent chair policy to be phased in at the next CEO transition. It has also adopted a robust lead independent director role, with clearly delineated and extensive duties, and has substantially refreshed itself appointing six new directors since 2016…there are no significant concerns regarding the board’s current leadership structure sufficient to suggest that an immediate split of the CEO and chairman roles is warranted at this time rather than at the next CEO transition. As such, support for this proposal is not warranted.”

In supporting Allergan’s leadership structure, Glass Lewis noted the following:

“We are not convinced that adoption of this proposal is necessary at this time, given the board’s stated intention to phase in an independent director as chair at the time of the next CEO transition. We recognize that, until that time, the board will not have separated chair/CEO roles. However, we believe that the Company’s phasing in of this policy upon the next CEO transition essentially implements the request of this proposal. Accordingly, we do not believe that adoption of this proposal would affect any meaningful change in the Company’s leadership structure following the next CEO transition. Thus, we do not believe support for this measure is warranted at this time.”

Allergan’s Board of Directors encourages shareholders to vote FOR each of the Company’s proposals (No. 1, 2, 3, 4, 5a and 5b) and AGAINST the shareholder proposal No. 6.

Additional discussion of election of directors, proposal No. 6 and the Board’s recommendations is included in the Company’s 2019 Proxy Statement. The Board of Directors strongly encourages Allergan shareholders to consider and support the Board’s position on these important issues related to our company’s Board leadership. Allergan’s 2019 Proxy Statement has been filed with the Securities and Exchange Commission (SEC), and can be found at the company’s website at https://www.allergan.com/investors/financial-information/proxy-materials.

Allergan’s Annual Meeting of Stockholders is scheduled to take place on May 1, 2019 at The Conrad Hotel, Earlsfort Terrace, Dublin 2, Ireland, at 8:30 a.m. local time. Shareholders are encouraged to vote their shares regardless of whether or not they plan to attend the Annual Meeting in advance of the voting deadlines outlined in the Company’s Proxy Statement.

If you need any assistance voting your shares or have any question regarding the Annual Meeting, please contact our Investor Relations department by email at investorrelations@allergan.com by mail at Allergan plc, Investor Relations, 5 Giralda Farms, Madison, NJ 07940, or by telephone at (862) 261-7488. You may also contact our proxy solicitor, MacKenzie Partners, by email at proxy@mackenziepartners.com or by telephone (tollfree) at (800) 322-2885.

Allergan Contacts:

Investors:

Manisha Narasimhan, PhD            (862) 261-7162

Media:

Amy Rose                                      (862) 289-3072

About Allergan plc

Allergan plc (NYSE: AGN), headquartered in Dublin, Ireland, is a bold, global pharmaceutical leader. Allergan is focused on developing, manufacturing and commercializing branded pharmaceutical, device, biologic, surgical and regenerative medicine products for patients around the world.

Allergan markets a portfolio of leading brands and best-in-class products primarily focused on four key therapeutic areas including medical aesthetics, eye care, central nervous system and gastroenterology.

Allergan is an industry leader in Open Science, a model of research and development, which defines our approach to identifying and developing game-changing ideas and innovation for better patient care. With this approach, Allergan has built one of the broadest development pipelines in the pharmaceutical industry.

Allergan’s success is powered by our global colleagues’ commitment to being Bold for Life. Together, we build bridges, power ideas, act fast and drive results for our customers and patients around the world by always doing what is right.

With commercial operations in approximately 100 countries, Allergan is committed to working with physicians, healthcare providers and patients to deliver innovative and meaningful treatments that help people around the world live longer, healthier lives every day.

For more information, visit Allergan’s website at www.Allergan.com.

Forward-Looking Statement

Statements contained in this communication that refer to future events or other non-historical facts are forward-looking statements that reflect Allergan’s current perspective on existing trends and information as of the date of this communication. Actual results may differ materially from Allergan’s current expectations depending upon a number of factors affecting Allergan’s business. These factors include, among others, the difficulty of predicting the timing or outcome of FDA approvals or actions, if any; the impact of competitive products and pricing; the effects of any changes to management or corporate governance; market acceptance of and continued demand for Allergan’s products; the impact of uncertainty around timing of generic entry related to key products, including RESTASIS®, on our financial results; risks associated with divestitures, acquisitions, mergers and joint ventures; risks related to impairments; uncertainty associated with financial projections, projected debt reduction, projected cost reductions, projected synergies, restructurings, increased costs, and adverse tax consequences; difficulties or delays in manufacturing; and other risks and uncertainties detailed in Allergan’s periodic public filings with the Securities and Exchange Commission, including but not limited to Allergan’s Annual Report on Form 10-K for the year ended December 31, 2018. Except as expressly required by law, Allergan disclaims any intent or obligation to update these forward-looking statements.

Important Additional Information and Where to Find It

The Company, its directors and certain of its executive officers may be deemed to be participants in the solicitation of proxies from Company shareholders in connection with the matters to be considered at the Company’s 2019 annual general meeting. The Company has filed a definitive proxy statement and proxy card with the U.S. Securities and Exchange Commission (the “SEC”) in connection with any such solicitation of proxies from Company shareholders. COMPANY SHAREHOLDERS ARE STRONGLY ENCOURAGED TO READ THE DEFINITIVE PROXY STATEMENT, THE ACCOMPANYING PROXY CARD AND OTHER RELEVANT DOCUMENTS FILED WITH THE SEC IF AND WHEN THEY BECOME AVAILABLE, AS THEY CONTAIN, OR WILL CONTAIN, IMPORTANT INFORMATION. Information regarding the identity of the Company’s directors and certain of its executive officers, and their direct or indirect interests, by security holdings or otherwise, is set forth in the proxy statement and other materials to be filed with the SEC. You may obtain the proxy statement, any amendments or supplements to the proxy statement and other documents that may be filed by the Company with the SEC for no charge at the SEC’s website at www.sec.gov. The proxy statement and other relevant documents filed by the Company with the SEC are also available, without charge, on the Company’s website at www.allergan.com, or by directing a written request to Allergan plc, Clonshaugh Business and Technology Park, Coolock, Dublin, D17 E400, Ireland, Attention: Investor Relations.

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